Exhibit 99.1

Vantage Drilling International Announces Closing of FCPA Investigation by the SEC

HOUSTON, TX, November 19, 2018 – Vantage Drilling International (“Vantage” or the “Company”) announced today that it has concluded a settlement agreement with the United States Securities and Exchange Commission (the “SEC”) resolving the SEC’s investigation into possible violations of the internal accounting control provisions of the U.S. Foreign Corrupt Practices Act (“FCPA”) by its former parent company, Vantage Drilling Company, a Cayman Islands exempted company (“VDC”), and VDC’s subsidiaries (including Vantage and Vantage’s subsidiaries, the foregoing having been subsidiaries of VDC at the commencement of the investigation). As part of the settlement, which arose out of VDC’s dealings with Petroleo Brasileiro S.A. (“Petrobras”), Vantage has agreed to pay $5 million. Vantage neither admitted nor denied any of the SEC’s allegations, except as to jurisdiction, which it admitted.

As previously disclosed in August 2017, Vantage received a letter from the United States Department of Justice (the “DOJ”) acknowledging Vantage’s full cooperation in the DOJ’s investigation concerning possible violations by Vantage of the FCPA and indicating that the DOJ closed its investigation without taking any action.

The investigation arose in 2015 from allegations of improper payments by a director of VDC to former officials of Petrobras made in 2009 and 2010 in connection with the contracting of the Titanium Explorer drillship to Petrobras. From the outset of the investigation, the Company has provided its full cooperation to the DOJ and the SEC. The SEC noted, as one of its considerations to resolving the matter, that the Company reconstituted its Board of Directors and put in place a new management team.

With the settlement of this matter with the SEC and the earlier decision by the DOJ to close its inquiry into Vantage and VDC without taking any action, the investigation of Vantage and VDC by the United States government for possible violations of the FCPA has formally concluded.

Mr. Ihab Toma, Vantage’s Chief Executive Officer, stated, “We are very pleased with the closure of the United States government’s investigation into possible violations of the FCPA. Vantage has been, and remains, firmly committed to conducting its operations in compliance with all applicable laws and regulations, including the FCPA.”

Vantage Drilling International, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of three ultra-deepwater drillships and four premium jackup drilling rigs. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and independent oil and natural gas companies. Vantage also provides construction supervision services and preservation management services for, and will operate and manage, drilling units owned by others.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements. Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

SOURCE: Vantage Drilling International

Public & Investor Relations Contact:

Thomas J. Cimino

Chief Financial Officer

Vantage Drilling International

(281) 404-4700